Top of the Form

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 21, 2019

SKECHERS U.S.A., INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14429	95-4376145
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

228 Manhattan Beach Boulevard, Manhattan Beach, California		90266
(Address of principal executive offices)		(Zip Code)

☐Registrant’s telephone number, including area code: (310) 318-3100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value of $0.001 per share	SKX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

On November 21, 2019, the Company entered into a $500.0 million senior unsecured revolving credit facility, which matures on November 21, 2024 (the “Credit Agreement”), with Bank of America, N.A., as administrative agent and joint lead arranger, HSBC Bank USA, N.A. and JPMorgan Chase Bank, N.A., as joint lead arrangers, and other lenders. The Credit Agreement may be increased by up to $250.0 million under certain conditions and provides for the issuance of letters of credit up to a maximum of $100.0 million and swingline loans up to a maximum of $25.0 million.

The Credit Agreement is intended to replace the Company’s existing credit agreement dated June 30, 2015, which expires on June 30, 2020.

The Company intends to use the proceeds from the Credit Agreement to repay existing indebtedness, to finance certain fees and expenses related to the Credit Agreement, and for working capital, capital expenditures and other lawful corporate purposes.

At the Company’s option, any loan (other than swingline loans) will bear interest at a rate equal to (a) LIBOR plus an applicable margin between 1.125% and 1.625% based upon the Company’s Total Adjusted Net Leverage Ratio (as defined in the Credit Agreement) or (b) a base rate (defined as the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the Bank of America prime rate and (iii) LIBOR plus 1.00%) plus an applicable margin between 0.125% and 0.625% based upon the Company’s Total Adjusted Net Leverage Ratio.  Any swingline loan will bear interest at the base rate.

The Company will pay a variable commitment fee of between 0.125% and 0.25% of the actual daily unused amount of each lender’s commitment, and will also pay a variable letter of credit fee of between 1.125% and 1.625% on the maximum amount available to be drawn under each issued and outstanding letter of credit, both of which are based upon the Company’s Total Adjusted Net Leverage Ratio.

The Company paid origination, arrangement and legal fees of $1.6 million on the Credit Agreement, which are being amortized to interest expense over the five-year life of the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including covenants that limit the ability of the Company and its subsidiaries to, among other things, incur debt, grant liens, make certain acquisitions, dispose of assets, effect a change of control of the Company, make certain restricted payments including certain dividends and stock redemptions, make certain investments or loans, enter into certain transactions with affiliates and certain prohibited uses of proceeds. The Credit Agreement also requires that the total adjusted net leverage ratio not exceed 3.75, except in the event of an acquisition in which case the ratio may be increased at the Company’s election to 4.25 for the quarter in which such acquisition occurs and for the next three quarters thereafter.

The Credit Agreement provides for customary events of default including payment defaults, breaches of representations or warranties or covenants, cross defaults with certain other indebtedness to third parties, certain judgments/awards/orders, a change of control, bankruptcy and insolvency events, inability to pay debts, ERISA defaults, and invalidity or impairment of the Credit Agreement or any loan documentation related thereto, with, in certain circumstances, cure periods.

Certain of the lenders party to the Credit Agreement, and their respective affiliates, have performed, and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.

Item 2.03 Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained under the heading “Credit Agreement” in Item 1.01 is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this report:

10.1 Credit Agreement dated November 21, 2019, by and among the Registrant, and Bank of America, N.A., HSBC Bank USA, N.A., JPMorgan Chase Bank, N.A. and other lenders.

10.2 Guaranty dated November 21, 2019, by and among Skechers USA Retail, LLC, a California limited liability company and wholly owned subsidiary of the Registrant, Bank of America, N.A. and other lenders.

104 Cover Page Interactive Data File (embedded within the inline XBRL document).

Top of the Form

Exhibit Index

Exhibit No.	Description
10.1**	Credit Agreement dated November 21, 2019, by and among the Registrant, and Bank of America, N.A., HSBC Bank USA, N.A., JPMorgan Chase Bank, N.A. and other lenders.

10.2	Guaranty dated November 21, 2019, by and among Skechers USA Retail, LLC, a California limited liability company and wholly owned subsidiary of the Registrant, Bank of America, N.A. and other lenders.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

**  Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKECHERS U.S.A., INC.

November 26, 2019	By:	/s/ John Vandemore

Name: John Vandemore
Title: Chief Financial Officer